Exhibit (d)(5)


                         SUBSCRIPTION AGENT AGREEMENT
                         ----------------------------

     This Subscription Agent Agreement (the "Agreement") is made as of November , 2005 between Japan Smaller Capitalization Fund, Inc. (the " Company"), Computershare Shareholder Services, Inc., a Delaware corporation and its fully owned subsidiary EquiServe Trust Company, N.A., a national banking (collectively, the "Agent" or individually "CSS" and the "Trust Company", respectively). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the (Registration Statement on Form N-2, File Nos. 333-128763 and 811-5992 filed by the Company with the Securities and Exchange Commission on October 3, 2005, as amended by any amendment filed with respect thereto (the "Registration Statement").

     WHEREAS, the Company proposes to make subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its Common Stock, par value $.10per share ("Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

     WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.   Appointment.
     The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.   Form and Execution of Subscription Certificates.
     A. Each Subscription Certificate shall be irrevocable . The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates).

3.   Rights and Issuance of Subscription Certificates.
     A. Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

     B. Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Company's Common Stock calculated on the basis of three Rights for one share of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date. One Right will beissued to each Record Date Shareholder for each share of Common Stock such Record Shareholder holds on the Record Date. No fractional shares of Common Stock will be issued upon the exercise of Rights; accordingly, Rights may be exercised only in multiples of Fractional shares will not be issued; accordingly Rights may only be exercised in multiples of three and Rights will be rounded down by the Subscription Agent to the nearest number divisible by three. Each
Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.

     C. The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

4.   Exercise.
     A. Record Date Shareholders may acquire shares of Common Stock on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Company.

     B. Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

     C. Notwithstanding the provisions of Section 4 (a) and 4 (b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three Business Days (as defined below) after the Expiration Date (the "Protect Period") and full payment for their Common Stock within ten Business Days after the Confirmation Date (as defined in Section 4(d)). For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

     D. The Company will determine the Subscription Price by taking 90% of the average of the last reported sale prices of shares of Common Stock on the New York Stock Exchange on the Expiration Date (the "Pricing Date") and the four preceding trading days. As soon as practicable after the Pricing Date (but no later than December 28, 2005) (the "Confirm Date"), CSS shall send to each exercising shareholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any additional amount payable to the Company by such shareholder or any excess to be refunded by the Company to such shareholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.

     E. Any additional payment required from a shareholder must be received by CSS no later than January 9, 2005 and any excess payment to be refunded by the Company to a shareholder will be mailed by CSS as promptly as practicable after the Confirmation Date. If a shareholder does not make timely payment of any additional amounts due in accordance with Section 4(D), CSS will consult with the Company in accordance with Section 5 as to the appropriate action to be taken. CSS will not issue or deliver certificates or Statements of Holding for shares subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

5.   Validity of Subscriptions.
     Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6.   Over-Subscription.
     If, after allocation of shares of Common Stock to Record Date Shareholders, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Shareholders exercising Over-Subscription Privilege based on the number of shares of Common Stock owned by them on the Record Date. The percentage of Remaining Shares each over-subscribing Record Date Shareholder may acquire will be roundeddown to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7.   Delivery of Shares.
     The Agent will deliver (i) certificates or Statement of Holding reflecting new shares of Company Common Stock in the Direct Registration System, representing those shares of Common Stock purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared and (ii) certificates or Statements of Holding representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

8.   Holding Proceeds of Rights Offering.
     A. All proceeds received by CSS from Shareholders in respect of the exercise of Rights shall be held by CSS, on behalf of the Company, in a segregated account (the "Account"). No interest shall accrue to the Company or shareholders on funds held in the Account pending disbursement in the manner described in Section 4(E) above.

     B. CSS shall deliver all proceeds received in respect of the exercise of Rights to the Company as promptly as practicable, but in no event later than ten business days after the Confirmation Date.

     C. The Company acknowledges that the bank accounts maintained by CSS in connection with the services provided under this Agreement will be in its name and that CSS may receive investment earnings in connection with the investment at CSS's risk and for its benefit of funds held in those accounts from time to time.

9.   Reports.
     Daily, during the period commencing on November 21, 2005, until termination of the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an Officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10.  Loss or Mutilation.
     If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11.  Compensation for Services.
     The Company agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee Schedule to act as Agent attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12.  Instructions, Indemnification and Limitation of Liability.
     The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

     A. The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

     B. The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent, or such nominees or independent contractors.

     Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 12, the term "expense or loss" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

     C. The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Agent's or an independent contractor's negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Agent hereunder, for which the Agent is not entitled to indemnification under this Agreement; provided, however, that Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Agent as fees and charges.

13.  Changes in Subscription Certificate.
     The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

14.  Assignment/Delegation.
     A. Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

     B. The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

     C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.

15.  Governing Law.
     The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.

16.  Third Party Beneficiaries.
     This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

17.  Force Majeure.

     In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise solely from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

18.  Consequential Damages.
     Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19.  Severability.
     If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the valididty, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.  Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21.  Captions.
     The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22.  Confidentiality.
     The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

23.  Term and Termination.
     This Agreement shall remain in effect until the earlier of (a) thirty
(30) days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days' written notice has been provided by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

24.  Notices.
     Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Exchange Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

     If to the Company, to:

     Keiko, Tani, Esq.
     Japan Smaller Capitalization Fund, Inc.
     Two World Financial Center, Building B
     New York, NY 10281

     If to the Agent, to:

           EquiServe Trust Company, N.A.
c/o Computershare Shareholder Services, Inc.
           150 Royall Street
           Canton, MA 02021
           Attn:  Reorganization Department
or
           525 Washington Boulevard
           Jersey City, NJ 07310
         Attn:  Reorganization Department

25.  Survival.
     The provisions of Paragraphs 12, 15, 17-19, 22, and 24-26 shall survive any termination, for any reason, of this Agreement.

26.  Merger of Agreement.
     This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.


EQUISERVE TRUST COMPANY, NA.                 COMPANY

By:______________________________            By:_______________________

Date:____________________________            Date:______________________

Title:____________________________           Title:______________________

COMPUTERSHARE SHAREHOLDER SERVICES, INC.

By:______________________________

Date:_____________________________

Title:_____________________________

[GRAPHIC OMITTED] EquiServe(R)


                         EQUISERVE TRUST COMPANY, N.A.

                  PROPOSAL TO SERVE AS SUBSCRIPTION AGENT FOR

                            JAPAN SMALLER CAP FUND

A.  FEES FOR SERVICES *
    ===================================================================================================

         $      12,500.00        Project Management Fee*

         $           9.50        Per subscription form processed (registered and beneficial)

         $          15.00        Per defective subscription form received

         $          15.00        Per notice of guaranteed delivery received

         $           2.00        Per broker split certificate issued

         $           3.00        Per sale of right (if applicable)

         $           4.50        Per invoice mailed  (if applicable)

         $           1.75        Per refund check issued and mailed (if applicable)

         $           5.00        Per solicitation check processed and mailed (if applicable)

         $          15.00        Per withdrawal of subscription certificate (if applicable)

         $          50.00        Per wire (if applicable)

         $       2,500.00        New York window fee for Midnight expiration (if applicable)

         $       3,000.00        Per offer extension

         $       5,000.00        Minimum charge should the project be canceled for any reason prior to the mailing of the subscription form
    ===================================================================================================
         $       5,000.00        Information Agent Services (as described below)
    ===================================================================================================

         *Excludes out-of-pocket expenses as described in Section C, "Items
          Not Covered"

B.       SERVICES COVERED

         o Designating an operational team to carry out Subscription, Distribution and Information Agent duties, including document review and execution of legal agreement, review of subscription form and communication materials, project management, distribution of materials, communications and on-going project updates and reporting

         o Converting Japan Smaller Cap Fund's records to EquiServe's Corporate Actions System

         o Calculating Rights to be distributed to each shareholder and printing shareholder information on the subscription form

         o Printing, enclosing and mailing subscription forms to registered shareholders

         o     Establishing Rights Offering with the Depositary Trust Company
               (DTC) to facilitate Broker/Street Shareholder participation

         o     Opening and processing Rights received and exercised

         o Tracking and reporting the number of exercises made, as required

         o     Processing sale of Rights requests received, if applicable

         o Deposit participant checks daily and forward all participant funds to Japan Smaller Cap Fund at the end of the offering period

         o     Providing receipt summation of checks received

         o Prorating, calculating and allocating shares upon the expiration of the offer

         o     Issuing and mailing stock certificates, checks and/or invoices

         o Affixing legends to appropriate stock certificates, where applicable

         o Calculating, issuing and mailing of proration and/or over-subscription shares and refund checks, if applicable

         o Calculating, issuing and mailing of solicitation checks, if applicable

         INFORMATION AGENT SERVICES

         o     Requesting banks/brokers/dealers listing from DTC

         o Contacting banks/brokers/dealers to inform them of the offering and requesting the number of sets of materials they will require to distribute to their shareholders

         o     Distributing requested materials to banks/brokers/dealers

         o Establishing fulfillment telephone number to be include in the prospectus and DTC's electronic notice to banks/brokers/dealers

         o Distributing additional sets of materials as requested through the fulfillment number

         o Establishing toll-free number to be include in the prospectus and DTC's electronic notice to banks/brokers/dealers to facilitate banks/brokers/dealers/shareholders telephone inquiries

         o Responding to banks/brokers/dealers/shareholders telephone and correspondence inquiries

         o Tracking and reporting the number of telephone calls received and their nature


C.       ITEMS NOT COVERED

         o Items not specified in the "Services Covered" section set forth in this Agreement, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of this Agreement (these will be provided on an appraisal basis)

         o All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

         o     Reasonable legal review fees if referred to outside counsel

         o Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

D.       ASSUMPTIONS


         o Proposal based upon document review and information known at this time about the transaction.

         o Significant changes made in the terms or requirements of this transaction could require modifications to this proposal

         o     Proposal must be executed prior to the initial mailing

         o Fund responsible for printing of materials (Rights Card, Prospectus and ancillary documents)

         o Material to be mailed to shareholders must be received no less than five (5) business days prior to the start of the mailing project

         o     No interest shall accrue to the Fund or the shareholders



E.       PAYMENT FOR SERVICES

         The Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.


         EquiServe Trust Company, N.A.                  Japan Smaller Cap Fund


         By:                                            By:
            --------------------------------------          --------------------------------------------
                          Erik Schwendenman

         Title:  Director, Business Development         Title:
               -----------------------------------             -----------------------------------------


         Date:               11/13/05                   Date:
               -----------------------------------            ------------------------------------------


         EquiServe, Inc.


         By:
            --------------------------------------
                          Erik Schwendenman

         Title: Director, Business Development
               -----------------------------------

         Date:               11/13/05
               -----------------------------------